                                                                  EXHIBIT 99.(B)



                      UNIVERSAL AUTOMOTIVE INDUSTRIES, INC.


                               PURCHASE AGREEMENT











                                   DATED AS OF

                                 AUGUST 28, 2001

                                TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                ----
Section 1.        Definitions.....................................................................................1

Section 2.        Authorization and Closing.......................................................................5
        2.1       Authorization...................................................................................5
        2.2       Purchase and Sale...............................................................................5
        2.3       The Closing.....................................................................................5
        2.4       Delivery........................................................................................5

Section 3.        Conditions to the Purchaser's Obligation at the Closing.........................................6
        3.1       Representations and Warranties..................................................................6
        3.2       Registration Agreement..........................................................................6
        3.3       Stockholders Agreement..........................................................................6
        3.4       Filing of Certificate of Designation............................................................6
        3.5       Warrants........................................................................................6
        3.6       Supply Agreement................................................................................6
        3.7       Securities Matters..............................................................................6
        3.8       Opinion of the Company's Counsel................................................................7
        3.9       Closing Documents...............................................................................7
        3.10      Compliance with Applicable Laws.................................................................7
        3.11      Proceedings.....................................................................................7
        3.12      Expenses........................................................................................7
        3.13      Waiver..........................................................................................7

Section 4.        Conditions to the Company's Obligation at the Closing...........................................8
        4.1       Representations and Warranties..................................................................8
        4.2       Registration Agreement..........................................................................8
        4.3       Stockholders Agreement..........................................................................8
        4.4       Compliance with Applicable Laws.................................................................8
        4.5       Proceedings.....................................................................................8
        4.6       Waiver..........................................................................................8

Section 5.        Representations and Warranties of the Company...................................................8
        5.1       Organization and Corporate Power................................................................8
        5.2       Authorization; No Breach........................................................................9
        5.3       Capital Stock and Related Matters...............................................................9
        5.4       Subsidiaries...................................................................................10
        5.5       Financial Statements and Reports...............................................................11
        5.6       Absence of Undisclosed Liabilities.............................................................11
        5.7       No Material Adverse Change.....................................................................12
        5.8       Absence of Certain Developments................................................................12
        5.9       Assets.........................................................................................13
        5.10      Owned Real Property............................................................................14



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
        5.11      Leased Real Property...........................................................................15
        5.12      Tax Matters....................................................................................15
        5.13      Contracts and Commitments......................................................................16
        5.14      Proprietary Rights.............................................................................18
        5.15      Litigation.....................................................................................18
        5.16      Employees and ERISA............................................................................19
        5.17      Compliance with Laws; Licenses.................................................................21
        5.18      Environmental Matters..........................................................................22
        5.19      Customers and Suppliers........................................................................22
        5.20      Insurance......................................................................................22
        5.21      Projections and Pro Forma Financial Statements.................................................23
        5.22      Governmental Consents..........................................................................23
        5.23      Affiliated Transactions........................................................................23
        5.24      Brokers........................................................................................24
        5.25      Takeover Statutes; Charter and Bylaw Provisions................................................24
        5.26      Disclosure.....................................................................................24

Section 6.        Representations and Warranties of the Purchaser................................................24
        6.1       Organization and Corporate Power...............................................................24
        6.2       Authorization; No Breach.......................................................................24
        6.3       Purchaser's Investment Representations.........................................................25
        6.4       Brokers........................................................................................25

Section 7.        Miscellaneous..................................................................................25
        7.1       Expenses.......................................................................................25
        7.2       Consent to Amendments..........................................................................25
        7.3       Survival and Indemnification...................................................................26
        7.4       Successors and Assigns.........................................................................27
        7.5       Severability...................................................................................27
        7.6       Counterparts...................................................................................27
        7.7       Descriptive Headings...........................................................................27
        7.8       Notices........................................................................................28
        7.9       Press Releases and Announcements...............................................................28
        7.10      No Third-Party Beneficiaries...................................................................29
        7.11      No Partnership.................................................................................29
        7.12      Entire Agreement...............................................................................29
        7.13      Construction...................................................................................29
        7.14      Incorporation of Exhibits and Schedules........................................................29
        7.15      Governing Law..................................................................................29
        7.16      Submission to Jurisdiction.....................................................................29
        7.17      Further Assurances.............................................................................30
        7.18      Waiver of Jury Trial...........................................................................30



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Schedules

Schedule 5.2               Authorization; No Breach
Schedule 5.3               Capital Stock and Related Matters
Schedule 5.4               Subsidiaries
Schedule 5.6               Absence of Undisclosed Liabilities
Schedule 5.8               Absence of Certain Developments
Schedule 5.9               Assets
Schedule 5.10              Owned Real Property
Schedule 5.11              Tax Matters
Schedule 5.13              Contracts and Commitments
Schedule 5.14              Proprietary Rights
Schedule 5.15              Litigation
Schedule 5.16              Employees and ERISA
Schedule 5.18              Environmental Matters
Schedule 5.19              Customers and Suppliers
Schedule 5.20              Insurance
Schedule 5.21              Projections and Pro Forma Financial Statements
Schedule 5.23              Affiliated Transactions


Exhibits

Exhibit 3.2                Registration Agreement
Exhibit 3.3                Stockholders Agreement
Exhibit 3.4                Certificate of Designation
Exhibit 3.5(a)             First Company Warrant
Exhibit 3.5(b)             Second Company Warrant
Exhibit 3.5(c)             Default Warrant
Exhibit 3.6                Supply Agreement





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                               PURCHASE AGREEMENT

     This PURCHASE AGREEMENT ("Agreement") is dated as of August 28, 2001, by and between Universal Automotive Industries, Inc., a Delaware corporation ("Company") and Venture Equities Management, Inc., an Illinois corporation ("Purchaser").

     The parties hereto agree as follows:

     Section 1. Definitions. For the purposes of this Agreement, the following terms have the meanings set forth below:

     "Affiliate" of any particular Person means any other Person controlling, controlled by, or under common control with, such Person, any partner of such Person, and any partner of a Person that is a partnership. For purposes of this definition, "control" shall mean the ownership, direct or indirect, of 10% or more of the securities of a Person that shall entitle the holder thereof to vote in the general election of directors.

     "Aggregate Purchase Price" has the meaning set forth in Section 2.2.

     "Agreement" has the meaning set forth in the preamble.

     "Bylaws" means the Bylaws of the Company, as the same may be amended from time to time.

     "Certificate of Designation" has the meaning set forth in Section 3.4.

     "Closing" has the meaning set forth in Section 2.3.

     "Closing Date" has the meaning set forth in Section 2.3.

     "Closing Shares" has the meaning set forth in Section 2.2.

     "Code" means the United States Internal Revenue Code of 1986, as amended from time to time.

     "Common Stock" means the common stock, par value $0.01 per share, of the Company.

     "Company" has the meaning set forth in the preamble.

     "Confidential Information" means all oral and written confidential and proprietary information (in tangible, intangible, or other form) concerning the Company, and its past, present, and future business, affairs, operations, management, stockholders, affiliates, officers, and directors. Confidential Information shall not include any information that: (i) is or becomes publicly known other than as a result of a breach of an obligation of confidentiality by the disclosing Person; (ii) is disclosed to a Person by a third party entitled to make such disclosure; and (iii) a Person can demonstrate was already known to it prior to receipt from the disclosing Person.

     "Default Warrant" has the meaning set forth in Section 3.5.

     "Environmental Law" means all domestic and foreign federal, state, and local laws, statutes, ordinances, and regulations and all judicial and administrative interpretations thereof that relate to, or otherwise impose liability or standards of conduct concerning: (i) the regulation and protection of human health, safety, the environment, and natural resources, including, without limitation, ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species, and vegetation; or (ii) the manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport, or handling of Hazardous Substances.

     "Environmental Permit" means any permit, license, approval, consent, or other authorization required by, or pursuant to, any Environmental Law.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Financial Statements" has the meaning set forth in Section 5.5.

     "First Company Warrant" has the meaning set forth in Section 3.5.

     "GAAP" means United States generally accepted accounting principles, as in effect from time to time.

     "Governmental Authority" means any nation, or any domestic or foreign federal, state, local government, or any political subdivision thereof, or other bureau, board, agency, commission, court, tribunal, department, instrumentality, or entity exercising executive, legislative, judicial, regulatory, or administrative functions.

     "Hazardous Substances" means any: (i) substance, waste, or material that constitutes a "hazardous substance," "toxic substance," "solid waste," "hazardous waste," "extremely hazardous waste," "restricted hazardous waste," "contaminant," "hazardous constituent," "special waste," or "pollutant" (as such terms are defined by any Environmental Law) or any similar term or phrase; (ii) petroleum or any fraction or by-product thereof, asbestos, polychlorinated byphenyls (PCBs), or any radioactive substance, waste, or material; or (iii) substance, waste, or material that is regulated or controlled as a hazardous substance, toxic substance, solid waste, hazardous waste, extremely hazardous waste, restricted hazardous waste, contaminant, hazardous constituent, special waste, or pollutant, or other regulated or controlled material, substance, or matter pursuant to any Environmental Law.

     "Indebtedness" means, at a particular time and without duplication: (i) indebtedness for borrowed money or for the deferred purchase price of property or services in respect of which any Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business) or any commitment by which any Person assures a creditor against loss, including contingent reimbursement obligations with respect to letters of credit; (ii) indebtedness guaranteed in any manner by any Person, including guarantees in the form of an agreement to repurchase or reimburse; and

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(iii) obligations under capitalized leases in respect of which obligations any
Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations any Person assures a creditor against loss.

     "IRS" means the United States Internal Revenue Service, and includes any Governmental Authority succeeding to the functions thereof.

     "Knowledge" means actual knowledge and, as applied to any Person that is not an individual, means the actual knowledge after reasonable investigation by such Person's directors, general partners, trustees, executive officers, and such Person's employees with principal responsibility for the area or aspect of such Person's business in question.

     "Leased Real Property" has the meaning set forth in Section 5.11.

     "Lien" means any mortgage, security deed, deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, security title, easement, encumbrance, or preference, priority, or other security agreement, and any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement.

     "Losses" means any and all liabilities, losses, costs, claims, damages, penalties, and expenses (including, reasonable attorneys' fees and the costs and expenses incurred in connection with the enforcement of the indemnity provisions of this Agreement).

     "Material Adverse Effect" means an effect that is materially adverse to the assets, business, operations, prospects, or financial condition of the Company and its Subsidiaries taken as a whole, with a value in excess of $300,000 in aggregate.

     "Multiemployer Plans" has the meaning set forth in Section 5.16(c).

     "Other Plans" has the meaning set forth in Section 5.16(c).

     "Owned Real Property" has the meaning set forth in Section 5.10.

     "Pension Plan" has the meaning set forth in Section 5.16(c).

     "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, and a Governmental Authority.

     "Plans" has the meaning set forth in Section 5.16(d).

     "Preferred Stock" has the meaning set forth in Section 2.1.

     "Profit Sharing Plan" has the meaning set forth in Section 5.16(c).

     "Projections" has the meaning set forth in Section 5.21.

     "Proprietary Rights" means: (i) trademarks, trade names, service marks, trade dress, logos, and applications and registrations therefor; (ii) mask works and patents and applications and registrations therefor, and patent disclosures and inventions; (iii) copyrights, copyrightable works, and applications and registrations therefor; (iv) computer software, data, documentation, and source code; (v) Confidential Information; (vi) trade secrets, proprietary and intellectual property, research, business plans, product plans, products, services, pricing information, sales information, customer and supplier lists, marketing information and plans, proposals, hardware configuration information, developments, improvements, concepts, discoveries, inventions, technical data, methods, ideas, know-how, processes, formulas, algorithms, technology, techniques, designs, drawings, specifications, plans, models, engineering, devices, and compositions; (vii) goodwill; (viii) Uniform Resource Locators; and
(ix) all other intangible property and tangible embodiments thereof (in any form or medium).

     "Purchase Price" has the meaning set forth in Section 2.2.

     "Purchaser" has the meaning set forth in the Preamble.

     "Registration Agreement" has the meaning set forth in Section 3.2.

     "Reports" has the meaning set forth in Section 5.5.

     "Retiree Welfare Plans" has the meaning set forth in Section 5.16(c).

     "Second Company Warrant" has the meaning set forth in Section 3.5.

     "Securities Act" means the Securities Act of 1933, as amended from time to time.

     "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.

     "SEC" means the United States Securities and Exchange Commission, and includes any Governmental Authority succeeding to the functions thereof.

     "Stockholders Agreement" has the meaning set forth in Section 3.3.

     "Subsidiary" means, with respect to any Person, any corporation, partnership, limited liability company, association, or other business entity of which: (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person, or a combination thereof; or (ii) if a partnership, limited liability company, association, or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person, or a combination thereof. For purposes of clause (ii) of this definition, a Person or Persons will be deemed to have a majority ownership interest in a partnership, limited liability company, association, or other business entity if such Person or Persons are allocated a majority of partnership, limited liability company, association, or other business entity gains or losses or control the managing director or general partner of such partnership, association, or other business entity.

     "Takeover Statute" has the meaning set forth in Section 5.25.

     "Transaction Documents" means all documents, agreements, instruments, and certificates executed and delivered in connection with the Closing and the transactions contemplated hereby.

     "Treasury Regulations" means the United States Treasury Regulations promulgated by the IRS under the Code, as in effect from time to time.

     "Underlying Common Stock" means: (i) the Common Stock issued, or issuable, upon conversion of the Preferred Stock issued pursuant to this Agreement; and
(ii) any Common Stock issued, or issuable, with respect to the Common Stock referred to in clause (i) by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation, or other reorganization. For purposes of this Agreement, any Person who holds Preferred Stock will be deemed to be the holder of the Underlying Common Stock obtainable upon the conversion thereof regardless of any restriction or limitation on the conversion of the Preferred Stock. As to any particular shares of Underlying Common Stock, such shares will cease to be Underlying Common Stock when they have been: (a) effectively registered under the Securities Act and disposed of in accordance with the registration statement covering them; or (b) distributed to the public pursuant to Rule 144 under the Securities Act (or any similar provision then in force).

     "Warrants" shall mean the First Company Warrant, the Second Company Warrant, and the Default Warrant.

     Section 2. Authorization and Closing.

     2.1 Authorization. The Company has authorized the issuance and sale to the Purchaser an aggregate of 201,438 shares of its Series A Preferred Stock, $0.01 par value per share ("Preferred Stock") having the rights, restrictions, privileges, and preferences set forth in the Certificate of Designation.

     2.2 Purchase and Sale. At the Closing, subject to the terms and conditions set forth in this Agreement, the Company will sell to the Purchaser, and the Purchaser will purchase from the Company for cash, the Preferred Stock ("Closing Shares"), at a purchase price per share of $13.90 ("Purchase Price"), for an aggregate purchase price to be paid by the Purchaser of $2,799,988.20 ("Aggregate Purchase Price").

     2.3 The Closing. Subject to the terms and conditions of this Agreement, the closing of the purchase and sale of the Closing Shares hereunder shall be held at the offices of Barack Ferrazzano Kirschbaum Perlman & Nagelberg, at 10:00 a.m., local time, on August 28, 2001, or at such other place or on such other time or date as may be mutually agreeable to the Company and the Purchaser ("Closing").

     2.4 Delivery. At the Closing, the Company will deliver to the Purchaser a stock certificate evidencing the Closing Shares, registered in the Purchaser's or its nominee's name,



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upon payment of the Aggregate Purchase Price therefor. All payments of the
Aggregate Purchase Price shall be made in the lawful currency of the United States, by a cashier's or certified check or by wire transfer of immediately available funds to a bank account designated by the Company.

     Section 3. Conditions to the Purchaser's Obligation at the Closing. The obligation of the Purchaser to purchase and pay for the Preferred Stock at the Closing is subject to the satisfaction as of the Closing Date of the following conditions:

     3.1 Representations and Warranties. The representations and warranties contained in Section 5 of this Agreement will be true, accurate, and complete on and as of the Closing Date as though then made, except for representations and warranties that relate to an earlier date, which shall be true, accurate, and complete as of such earlier date.

     3.2 Registration Agreement. The Company and the Purchaser will have entered into a registration agreement in the form set forth as Exhibit 3.2 ("Registration Agreement"), and the Registration Agreement will be in full force and effect as of the Closing Date.

     3.3 Stockholders Agreement. The Company, the Purchaser, and certain other holders of the Company's capital stock will have entered into a stockholders agreement in the form set forth as Exhibit 3.3 ("Stockholders Agreement"), and the Stockholders Agreement will be in full force and effect as of the Closing Date.

     3.4 Filing of Certificate of Designation. The Company shall have adopted and filed with the Secretary of State of the State of Delaware, a Certificate of Designation, the form of which is attached hereto as Exhibit 3.4 ("Certificate of Designation"), and such Certificate of Designation will be in full force and effect under the laws of the State of Delaware as of the Closing Date and will not have been amended or modified.

     3.5 Warrants. The Company shall have issued and delivered a warrant to the Purchaser in the form set forth as Exhibit 3.5(a) ("First Company Warrant"), the Company shall have issued and delivered a warrant to the Purchaser in the form set forth as Exhibit 3.5(b) ("Second Company Warrant"), and Company shall have issued and delivered a warrant to the Purchaser in the form set forth as Exhibit 3.5(c), ("Default Warrant") and each of the First Company Warrant, the Second Company Warrant, and the Default Warrant will be in full force and effect as of the Closing Date.

     3.6 Supply Agreement. The Company and the Purchaser (or one of its Affiliates) will have entered into a supply agreement in substantially the form set forth as Exhibit 3.6 ("Supply Agreement"), and the Supply Agreement will be in full force and effect as of the Closing Date.

     3.7 Securities Matters. The Company will have made all filings under applicable United States and applicable state securities laws necessary to consummate the issuance of the Preferred Stock pursuant to this Agreement in compliance with such laws, and the Company shall have maintained its listing on the Nasdaq SmallCap Market in full compliance with the rules and regulations thereof.

     3.8 Opinion of the Company's Counsel. The Purchaser will have received from Shefsky & Froelich Ltd., counsel for the Company, an opinion, dated as of the Closing Date, in form and substance acceptable to the Purchaser.

     3.9 Closing Documents. The Company will have delivered to the Purchaser the following documents:

          (a) one original of the certificate of an officer of the Company, dated as of the Closing Date, stating that the conditions specified in
     Section 2.1 and Sections 3.1 through 3.7, inclusive, have been fully satisfied;

          (b) certificates of good standing of the Company issued by the Secretary of State of the State of Delaware and the Secretary of State of the State of Illinois;

          (c) one original of the certificate of the Secretary of the Company, dated as of the Closing Date certifying: (i) the Certificate of Incorporation as in effect as of the Closing Date; (ii) the Bylaws as in effect as of the Closing Date; (iii) the resolutions duly adopted by the Company's board of directors authorizing the execution and delivery of this Agreement and each of the Transaction Documents, and the performance of its obligations hereunder and thereunder; and (iv) the resolutions duly adopted by the Company's stockholders authorizing the Certificate of Designation referred to in Section 3.4 and authorizing the execution and delivery of this Agreement and each of the Transaction Documents, and the performance of the Company's obligations hereunder and thereunder; and

          (d) copies of all consents, approvals, and filings of or with any Person or any Governmental Authority required in connection with the consummation of the transactions hereunder (including all blue sky law filings).

     3.10 Compliance with Applicable Laws. The offer, issuance, and sale, and the purchase by the Purchaser, of the Preferred Stock hereunder will not be prohibited by any applicable law, statute, rule, or regulation, and will not subject the Purchaser to any penalty or liability under applicable law, statute, rule, or regulation.

     3.11 Proceedings. All corporate and other proceedings taken or required to be taken by the Company in connection with this Agreement, the Transaction Documents, and the transactions contemplated hereby and thereby to be consummated on or prior to the Closing Date will have been taken and all documents incident thereto will be reasonably satisfactory in form and substance to the Purchaser and its special counsel.

     3.12 Expenses. The Company will have reimbursed the Purchaser for the fees and expenses of its special counsel incurred through and including the Closing Date as provided in Section 7.1.

     3.13 Waiver. Any condition specified in this Section 3 may be waived only in writing by the Purchaser.



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


     Section 4. Conditions to the Company's Obligation at the Closing. The obligation of the Company to sell and transfer the Preferred Stock at the Closing is subject to the satisfaction as of the Closing Date of the following conditions:

     4.1 Representations and Warranties. The representations and warranties contained in Section 6 of this Agreement will be true, accurate, and complete on and as of the Closing Date as though then made, except for representations and warranties that relate to an earlier date, which shall be true, accurate, and complete as of such earlier date.

     4.2 Registration Agreement. The Company and the Purchaser will have entered into the Registration Agreement, and the Registration Agreement will be in full force and effect as of the Closing.

     4.3 Stockholders Agreement. The Company, the Purchaser, and certain other holders of the Company's capital stock will have entered into the Stockholders Agreement, and the Stockholders Agreement will be in full force and effect as of the Closing.

     4.4 Compliance with Applicable Laws. The offer, issuance, and sale, and the purchase by the Purchaser, of the Preferred Stock hereunder will not be prohibited by any applicable law, statute, rule, or regulation, and will not subject the Company to any penalty or liability under applicable law, statute, rule, or regulation.

     4.5 Proceedings. All corporate and other proceedings taken or required to be taken by the Purchaser in connection with this Agreement, the Transaction Documents, and the transactions contemplated hereby and thereby to be consummated on or prior to the Closing will have been taken and all documents incident thereto will be reasonably satisfactory in form and substance to the Company and its special counsel.

     4.6 Waiver. Any condition specified in this Section 4 may be waived only in writing by the Company.

     Section 5. Representations and Warranties of the Company. As a material inducement to the Purchaser to enter into this Agreement and purchase the Preferred Stock, the Company hereby represents and warrants to the Purchaser that the statements contained in this Section 5 are true, accurate, and complete as of the date of this Agreement and will be true, accurate, and complete as of the Closing Date (as though then made and as though the Closing Date were substituted for the date of this Agreement throughout this section).

     5.1 Organization and Corporate Power. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and is qualified to do business in the State of Illinois and each other jurisdiction in which the failure to so qualify would reasonably be expected to have a Material Adverse Effect. The Company has all requisite corporate power and authority and all licenses, permits, consents, approvals, and authorizations necessary to own and operate its properties, to carry on its businesses as now conducted and as proposed to be conducted, to execute and deliver this Agreement and all Transaction Documents, and to perform its obligations hereunder and thereunder. The Company has furnished to the Purchaser true, accurate, and complete copies of the Company's charter documents and bylaws (and all amendments thereto), and all minutes of meetings of the Company's Board of Directors (and all committees thereof) and all minutes of meetings of the Company's stockholders (and consents in lieu of such meetings). All actions taken and authorized by the Company's Board of Directors (and committees thereof) and stockholders is reflected in such minutes or consents.

     5.2 Authorization; No Breach. The execution and delivery of this Agreement and all Transaction Documents, the performance by the Company of its obligations hereunder and thereunder, and the filing of the Certificate of Designation, have been duly authorized by the Company, the Company's Board of Directors, and the Company's Stockholders. The Board of Directors of the Company has unanimously approved and declared advisable this Agreement, all Transactions Documents, and the transactions contemplated hereby and thereby. This Agreement, the Certificate of Designation, and all Transaction Documents (upon execution and delivery thereof by each party thereto) each constitutes or will constitute as of the Closing a valid and binding obligation of the Company, enforceable in accordance with its terms. The execution and delivery by the Company of this Agreement and all Transaction Documents, the offer, sale, and issuance of the Preferred Stock hereunder, and the fulfillment of, and compliance with, the respective terms hereof and thereof by the Company, do not conflict with, or result in a breach of, or constitute a default under, or require any permit, consent, approval, or authorization by or with any Person, or give to any Person any right of termination, amendment, acceleration, suspension, revocation, or cancellation of, or result in the creation of any Lien pursuant to: (i) the Certificate of Incorporation or Bylaws; (ii) any law, statute, rule, regulation, license, permit, order, judgment, injunction, ruling, writ, or decree to which the Company is subject or by which it or any of its properties, rights, or assets may be bound; or (iii) except as would not have a Material Adverse Effect or set forth on Schedule 5.2, any contact, agreement, arrangement, or instrument to which the Company is subject or by which it or any of its properties, rights, or assets may be bound.

     5.3 Capital Stock and Related Matters.

          (a) Immediately prior to the Closing, the authorized capital stock of the Company consists of 15,000,000 shares of common stock, $0.01 par value per share, of which 7,794,059 shares are issued and outstanding, and 1,000,000 shares of preferred stock, none of which are issued and outstanding. No shares of capital stock are held in treasury. All of the outstanding shares of capital stock have been duly authorized and validly issued, are fully paid and nonassessable, are free from all Liens of the Company, and were issued in compliance with applicable United States federal and state securities laws. Except for the Preferred Stock and the Warrants, and except as set forth on Schedule 5.3 as of the Closing and immediately thereafter, the Company will not have outstanding any capital stock or securities convertible into, or exchangeable for, any shares of its capital stock or containing any profit participation features, nor will it have outstanding any warrants, options, or other rights to subscribe for or to purchase its capital stock or any stock or securities convertible into, or exchangeable for, its capital stock. As of the Closing Date, the Company does not have outstanding any bonds, notes, debenture, or other debt obligations, the holders of which have the right to vote with the stockholders of the Company. Except as contemplated by this Agreement, the Transaction Documents, or the Certificate of Designation, as of the Closing Date, the

     Company will not be subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock, any stock or securities convertible into, or exchangeable for, any shares of its capital stock, or any warrants, options, or other rights to acquire its capital stock. As of the Closing, the Company will have reserved 2,015,000 shares of Common Stock for issuance upon conversion of the Preferred Stock, and 1,400,000 shares of Common Stock for issuance pursuant to the Company's Share Option Plan, at a weighted average exercise price of $1.978 per share. The Company does not own or hold the right to acquire any shares of stock or any other security or interest in any other Person.

          (b) As of the Closing, the Preferred Stock shall have the rights, privileges, restrictions, and preferences set forth in the Certificate of Designation. The Preferred Stock, when issued, sold, and delivered to the Purchaser in accordance with the terms of this Agreement and for the consideration set forth herein, will be duly and validly authorized and issued, fully paid and nonassessable, free and clear of all Liens, and issued in compliance with all applicable United States federal and state securities laws. The shares of Common Stock issued upon conversion of the Preferred Stock and the shares of Common Stock issuable upon exercise of the Warrants, when issued in accordance with the terms of the Certificate of Designation and the Warrants, respectively, will be validly issued, fully paid and nonassessable, free and clear of all Liens, and issued in compliance with all applicable United States federal and state securities laws.

          (c) There are no statutory or contractual stockholders rights, preemptive rights, rights of refusal, transfer restrictions, or similar rights with respect to the offer, issuance, or sale of the Preferred Stock or the Underlying Common Stock upon conversion of the Preferred Stock, except as set forth in this Agreement, the Stockholders Agreement, or the Certificate of Designation. Neither the Preferred Stock nor the underlying Common Stock is subject to any statutory or contractual stockholders rights, preemptive rights, rights of first refusal, transfer restrictions, or other similar rights, except as set forth in this Agreement, the Stockholders Agreement, or the Certificate of Designation. To the Company's Knowledge, there are no agreements between the Company's stockholders with respect to the voting or transfer of the Company's capital stock or with respect to any other aspect of the Company's affairs.

     5.4 Subsidiaries. Schedule 5.4 is a true, accurate, and complete list of all of the Company's Subsidiaries, the jurisdiction of its incorporation, and the Persons owning the outstanding capital stock of such Subsidiary. Each of the Company's Subsidiaries is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority and all licenses, permits, consents, approvals, and authorizations necessary to own and operate its properties, to carry on its businesses as now conducted and as proposed to be conducted, and is qualified to do business in every jurisdiction in which the failure to so qualify would reasonably be expected to have a Material Adverse Effect. All of the outstanding shares of capital stock of each of the Company's Subsidiaries are owned by the Company or another Subsidiary of the Company. None of the Company's Subsidiaries owns or holds the right to acquire any shares of stock or any other security or interest in any other Person. All of the outstanding shares of capital stock of each of the Company's Subsidiaries are validly authorized and issued, full paid and nonassessable, free and clear of all Liens, and were issued in compliance with all applicable United States federal and state securities laws. None of the Company's Subsidiaries is subject to any restrictions upon making loans or advances or paying dividends to, transferring property to, or repaying any Indebtedness owed to, the Company or any other of the Company's Subsidiaries.

     5.5 Financial Statements and Reports. The Company has furnished to the Purchaser true, accurate, and complete copies of each registration statement, report, proxy statement, and information statement prepared by the Company since December 31, 1998, including without limitation its Annual Report on Form 10-K for the years ended December 31, 1998, December 31, 1999, and December 31, 2000 in the form (including exhibits, annexes and any amendments thereto) filed with the SEC (collectively, including any such reports filed subsequent to the date of this Agreement, the "Reports"). As of their respective dates, the Reports complied with all applicable requirements under the Securities Act, the Exchange Act, and the rules and regulations thereunder, and (together with any amendments thereto filed prior to the date hereof) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Each of the consolidated balance sheets, consolidated statements of income, stockholder's equity, and of cash flows included in, or incorporated by reference into, the Reports (including any related notes and schedules) is true, accurate, and complete in all respects, and fairly presents the consolidated financial position, the consolidated results of operations, retained earnings, and cash flows, as the case may be, of it and its Subsidiaries as of the dates, and for the periods, set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that are not material in amount or effect), in each case in accordance with GAAP. The Company has furnished to the Purchaser all correspondence since December 31, 1998 between it or its representatives, on the one hand, and the SEC, on the other hand. To the Knowledge of the Company, as of the date of this Agreement, there are not pending or threatened SEC inquiries or investigations relating to it or any of the Reports. To the Knowledge of the Company and except as disclosed in the Reports or in filings by its holders with the SEC, as of the date of this Agreement, no Person or "group" `beneficially owns" 5% or more of its outstanding voting securities, with the terms "beneficially owns" and "group" having the meanings ascribed to them under Rule 13d-3 and Rule 13d-5 under the Exchange Act. The Company has made, on a timely basis, all filings with the SEC that it has been required to make, and the Company has not received any request from the SEC to file any amendment or supplement to any Report. The Company is in full compliance with all listing rules and requirements of the Nasdaq Stock Market, Inc., except for Marketplace Rule 4310(c)(2)(B).

     5.6 Absence of Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any debt, obligation, or liability (whether accrued, absolute, contingent, direct, indirect, unliquidated, or otherwise, irrespective of whether known to the Company, whether due or to become due, and regardless of when asserted) arising out of, or in connection with, this Agreement, any of the Transaction Documents, the transactions entered into at or prior to the Closing, or any action or inaction at or prior to the Closing, or any state of facts existing at or prior to the Closing, other than liabilities and obligations that: (a) are disclosed in the Reports; (b) are set forth on Schedule 5.6; and
(c) that have arisen in the ordinary course of business after December 31, 2000 (none of which is an obligation or liability resulting from any breach of contract, breach of warranty, tort, infringement, claim, or lawsuit, and none of which would have a Material Adverse Effect). There are currently no accrued, cumulated, or accumulated and unpaid dividends with respect to any of the securities of the Company or any of its Subsidiaries.

     5.7 No Material Adverse Change. Since December 31, 2000, the Company and each of its Subsidiaries has conducted its respective business only in the ordinary course, and there has not occurred, nor been threatened, any change, occurrence, condition, development, or event that has materially and adversely affected, or is likely to materially and adversely affect, the financial condition, operating results, assets, operations, business prospects, employee relations, or customer or supplier relations of the Company or any of its Subsidiaries.

     5.8 Absence of Certain Developments.

          (a) Except as provided on Schedule 5.8 or as disclosed in the Reports, since December 31, 2000, neither the Company nor any of its Subsidiaries has:

               (i) offered, issued, or sold any notes, debentures, bonds, or other debt securities, or offered, issued, or sold any equity securities or any securities convertible into, or exchangeable for, any debt securities or equity securities;

               (ii) declared or paid any dividend or other distribution of cash, stock, or other property to its stockholders, or acquired, repurchased, or redeemed any shares of its capital stock, any securities convertible into, or exchangeable for, any shares of its capital stock, or any warrants, options, or other rights to acquire its stock;

               (iii) borrowed or guaranteed any amount, or extended credit or financing, or incurred or become subject to any liability, except current liabilities incurred in the ordinary course of business and liabilities under contracts entered into in the ordinary course of business;

               (iv) made any loans or advances to, guarantees for the benefit of, or any investments in, any Person in excess of $10,000 in the aggregate;

               (v) created or subjected any of its properties, rights, or assets to any Lien, except Liens for current property taxes not yet due and payable and for which appropriate reserves have been established on the Financial Statements;

               (vi) discharged or satisfied any material Lien or paid any material obligation or liability, other than current liabilities paid in the ordinary course of business;

               (vii) sold, assigned, licensed, or transferred any of its material tangible or intangible properties, rights, or assets;

               (viii) purchased, acquired, or leased any material tangible or intangible properties, rights, or assets outside the ordinary course of business;

               (ix) waived, released, or cancelled any material claims against any third party or debts owing to the Company, or any rights that have any value;

               (x) made capital expenditures or commitments therefor in excess of $50,000 in the aggregate;

               (xi) made any charitable contributions or pledges in excess of $10,000 in the aggregate;

               (xii) suffered any material damage, destruction, or casualty loss in excess of $10,000 in the aggregate, irrespective of whether covered by insurance;

               (xiii) increased or changed any salaries or other compensation or employee benefits with respect to any employees, consultants, officers, or directors of the Company, except in the ordinary course of business;

               (xiv) incurred any obligation or entered into any contract or arrangement that either: (A) requires a payment by any party in excess of, or a series of payments that exceed $10,000 in the aggregate; or
          (B) has a term of, or requires the performance of any obligations by the Company over a period in excess of, 12 months;

               (xv) entered into, authorized, or permitted any material contract or transaction with any Affiliate or outside the ordinary course of business;

               (xvi) paid any amount, performed any obligation, or agreed to pay any amount or perform any obligation, in settlement or compromise of any suits or claims of liability against the Company or any of its directors, officers, employees, or agents;

               (xvii) terminated, modified, or amended any of the terms or provisions of any material contract or arrangement, or paid any amount not required by law or by any contract or arrangement;

               (xviii) changed any accounting principles, methods, or practices followed by the Company;

               (xix) taken any action, other than in the ordinary course of business;

               (xx) suffered any Material Adverse Effect; or

               (xxi) taken any action with respect to or authorized any of the foregoing.

          (b) Neither the Company nor any of its Subsidiaries has at any time since the date of its incorporation made or authorized any payments for political contributions or made any bribes, kickback payments, or other illegal payments.

     5.9 Assets. The Company and each of its Subsidiaries has good and marketable title to, or a valid leasehold interest in, all of the tangible and intangible properties, rights, and assets used by it, located on its premises, or shown on the Financial Statements or acquired thereafter, free and clear of all Liens, except for: (a) properties, rights, and assets disposed of in the ordinary course of business since December 31, 2000; (b) Liens disclosed on the Financial Statements (including any notes thereto) or on Schedule 5.9; and (c) those resulting from taxes that are not yet due and payable and for which appropriate reserves have been established on the Financial Statements. The Company's and each of its Subsidiaries' tangible and intangible properties, rights, and assets are in good operating condition and are fit for use in the ordinary course of business of the Company and each of its Subsidiaries, as applicable. The Company and each of its Subsidiaries owns or has a valid leasehold interest in, all material tangible and intangible properties, rights, and assets necessary for the conduct of its businesses as presently conducted and as presently proposed to be conducted. The Company's and each of its Subsidiaries' tangible and intangible properties, rights, and assets, whether real or personal, owned or leased, have been well maintained and are in good operating condition and repair (with the exception of normal wear and tear), and are free from defects, other than such minor defects that do not interfere with the intended use thereof or adversely affect the resale value thereof. The Company and each of its Subsidiaries shall continue to have each defective property, right, and asset repaired and replaced in the ordinary course of business.

     5.10 Owned Real Property. Schedule 5.10 lists by location and describes briefly all real property that the Company and each of its Subsidiaries owns ("Owned Real Property"). With respect to each such parcel of Owned Real Property, except as set forth on Schedule 5.10 or as disclosed in the Reports:

          (a) the Company or one of its Subsidiaries, as applicable, has good and marketable title, free and clear of all Liens, except for the Liens described on Schedule 5.10 or as disclosed in the Reports. There is no party in possession of any parcel of Owned Real Property, except the Company or its Subsidiaries, as applicable;

          (b) the activities conducted in all buildings, plants, facilities, installations, fixtures, and other structures or improvements included as part of, or located on, at, or beneath, the Owned Real Property, and the buildings, plants, facilities, installations, fixtures, and other structures or improvements, to the Knowledge of the Company, are not in violation of, or in conflict with, any zoning or health regulations or ordinances or any other applicable law. To the Knowledge of the Company, no Hazardous Substances have been used in the construction or repair of, or any alterations or additions to, any portion of the Owned Real Property;

          (c) all covenants or other restrictions (if any) to which any of the Owned Real Property is subject are being in all respects properly performed and observed, and do not provide for forfeiture or reversion of title if violated, and the Company has not received any notice of violation (or claimed violation) thereof. The Company has delivered to the Purchasers true, accurate, and complete copies of the most recent title insurance policies and surveys (if any) for the Owned Real Property in the possession of the Company, together with copies of all reports (if any) of any engineers, environmental consultants, or other consultants in its possession relating to any of the Owned Real Property;

          (d) each separate parcel included in the Owned Real Property has adequate water supply, storm, and sanitary sewer facilities, access to telephone, gas, and electrical connections, fire protection, drainage, and other public utilities, all of which services are adequate for the present and continued use of the Owned Real Property in the usual and normal conduct of the businesses and operations of the Company; and

          (e) there is no pending, or to the Knowledge of the Company, threatened or proposed, proceeding or action by any Governmental Authority to modify the zoning classification of, or to condemn or take by the power of eminent domain (or to purchase in lieu thereof), or to classify as a landmark, or to impose special assessments on, or otherwise to take or restrict in any way the right to use, develop, or alter, all or any part of the Owned Real Property.

     5.11 Leased Real Property. Schedule 5.11 lists by location and describes briefly all real property leased or subleased to the Company or any of its Subsidiaries ("Leased Real Property"). With respect to each parcel of Leased Real Property, except as set forth on Schedule 5.11 or as disclosed in the
Reports:

          (a) to the Knowledge of the Company, all facilities constituting all or part of the Leased Real Property are: (i) supplied with adequate water supply, storm, and sanitary sewer facilities, access to telephone, gas, and electrical connections, fire protection, drainage, and other public utilities, and parking facilities, all of which services are adequate for the present and continued use of the Leased Real Property in the usual and normal conduct of the businesses and operations of the Company; and (ii) in full compliance with all applicable laws; and

          (b) to the Knowledge of the Company, there are no disputes, oral agreements, or forbearance programs in effect as to any lease covering the Leased Real Property, except as would not have a Material Adverse Effect.

     5.12 Tax Matters. The Company and each of its Subsidiaries has filed (or obtained extensions to file) on a timely basis all federal, state, and local tax reports and returns that it is required by applicable law to file, and all such filed reports and returns are true, accurate, and complete in all respects. The Company has paid all taxes, interest, and penalties, if any, owed by it. All taxes that the Company and each of its Subsidiaries is required by law to withhold or collect, including sales and use taxes, and amounts required to be withheld for taxes of employees and other withholding taxes, have been duly withheld or collected and, to the extent required, have been paid over to the proper Governmental Authority or are held in separate bank accounts for such purpose. Neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to any taxes or agreed to any extension of time with respect to a tax assessment or deficiency. The assessment of any additional taxes (irrespective of whether disputed) for periods for which reports or returns have been filed will not exceed the reserve therefor set forth on the Financial Statements. There are no unresolved questions or claims concerning the Company's or any of its Subsidiaries' federal, state, local or foreign tax liability. No federal, state, local or foreign audits or other administrative proceeding or court proceeding exists with regard to any taxes or tax return or other filing by, or with respect to, the Company or any of its Subsidiaries, and the Company has not received any notice that an audit or other administrative proceeding is pending or threatened with respect to any taxes due from, or with respect to, Company or any of its Subsidiaries or any tax report or return filed by, or with respect to, the Company or any of its Subsidiaries. There are no tax Liens upon the properties, rights, or assets of the Company or any of its Subsidiaries. The Company has not requested or received a ruling from any taxing authority or signed a contract with any taxing authority that would affect any taxable period after the Closing Date. The Company is not a "foreign person" as defined in Section 1445(f)(3) of the Code. The Company has not made an election under Section 341(f) of the Code. Neither the Company nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated federal income tax return. The Company has not made or become obligated to make, and the Company will not, as a result of any event connected with any transaction contemplated herein, become obligated to make, any "excess parachute payment" as defined in Section 280G of the Code. Neither the Company nor any of its Subsidiaries has any liability for taxes of any Person, other than itself.

     5.13 Contracts and Commitments.

          (a) Except as provided on Schedule 5.13 or as disclosed in the Reports, as of the Closing Date, neither the Company nor any of its Subsidiaries is a party to any written or oral:

               (i) pension, profit sharing, stock option, employee stock purchase, or other plan or arrangement providing for deferred or other compensation to employees or any other employee benefit plan or arrangement, or any contract with any labor union, or any collective bargaining agreement, or any severance agreement;

               (ii) contract for the employment of any officer, employee, or other Person on a full-time, part-time, consulting, or other basis, or contract relating to loans to officers, directors, or Affiliates;

               (iii) contract under which the Company or any of its Subsidiaries has made any loans or advances to, guarantees for the benefit of, or any investments in, any Person in excess of $10,000 in the aggregate;

               (iv) contract or indenture relating to the borrowing of money, the extension of credit, or financing, or the placing a Lien on any asset or group of assets of the Company or any of its Subsidiaries;

               (v) guarantee of, or surety contract for, any obligation;

               (vi) lease or agreement under which the Company or any of its Subsidiaries is lessee or lessor of, or holds or operates, any property, real or personal, owned by the Company or any other Person;

               (vii) contract or group of related contracts with the same party or group of affiliated parties the performance of which involves consideration that in the aggregate exceeds $50,000;

               (viii) assignment, license, indemnification, or contract with respect to any Proprietary Rights or other confidential information;

               (ix) warranty contract with respect to its services rendered or its products sold or leased;

               (x) contract under which it has granted any Person any registration rights (including piggyback rights);

               (xi) contact that would impair, restrict, limit, or prohibit the execution and delivery by any Person of this Agreement or any of the Transaction Documents, or the consummation of the transactions contemplated hereby or thereby, or that would subject the Company or any of its Subsidiaries to any liability with respect thereto;

               (xii) contract related to the authorization, offer, sale, issuance, purchase, repurchase, redemption, or disposition of any Preferred Stock or Common Stock, or any other debt or equity securities of the Company or any of its Subsidiaries;

               (xiii) contract restricting or affecting the development, manufacture, or distribution of the Company's products or services;

               (xiv) contract with a sales representative, manufacturer's representative, promoter, sponsor, distributor, dealer, broker, sales agency, advertising agency, or any other Person engaged in sales, distributing, or promotional activities, or any contract to act as one of the foregoing on behalf of any Person;

               (xv) contract involving a partnership, joint venture, or other cooperative undertaking;

               (xvi) power of attorney or agency contract or arrangement with any Person pursuant to which such Person is granted the authority to act for, or on behalf of, the Company or any of its Subsidiaries, or the Company is granted the authority to act for, or on behalf of, any Person;

               (xvii) contract whether or not fully performed, relating to any acquisition or disposition of the Company or any predecessor in interest to the Company;

               (xviii) contract prohibiting the Company from freely engaging in any business or competing anywhere in the world; or

               (xix) contract that is material to its operations and business prospects or involves an annual consideration in excess of $50,000, or any contract not executed in the ordinary course of business.

          (b) All contracts, agreements, arrangements, or instruments to which the Company or any of its Subsidiaries is a party or by which it or any of its properties, rights, or assets may be bound are valid, binding, and in full force and effect. Neither the

     Company nor any of its Subsidiaries is in default under, in breach of, or in receipt of any claim of default or breach under, any contract, agreement, arrangement, or instrument that would have a Material Adverse Effect. No event has occurred which, with the passage of time or the giving of notice or both, would result in a default, breach, or event of noncompliance under any such contract, agreement, arrangement, or instrument that would have a Material Adverse Effect. The Company does not have (and to the Knowledge of the Company, none of its Subsidiaries has) any present expectation or intention of not fully performing all of its obligations under each such contract, agreement, arrangement, and instrument. The Company does not have Knowledge of any breach or anticipated breach by any other party to any such contract, agreement, arrangement, or instrument, and neither the Company nor any of its Subsidiaries is a party to any materially adverse contract, agreement, arrangement, or instrument. The Company has not received any written notice of cancellation or non-renewal of any contract, agreement, arrangement, or instrument.

     5.14 Proprietary Rights. Schedule 5.14 is a true, accurate, and complete list of all Proprietary Rights owned by the Company and of all licenses and other rights granted by the Company to any Person with respect to any Proprietary Rights and all licenses and other rights granted by any Person to the Company with respect to any Proprietary Rights. The Company owns all right, title, and interest in and to, or has the right to use pursuant to a valid license, all Proprietary Rights listed on Schedule 5.14 and all other Proprietary Rights necessary for the operation of the businesses of the Company as presently conducted and as presently proposed to be conducted. No loss or expiration of any Proprietary Right is, to the Company's Knowledge, threatened, pending, or reasonably foreseeable. The Company has taken all necessary and desirable actions to maintain and protect the Proprietary Rights that it owns and uses. To the Company's Knowledge, the owners of any Proprietary Rights licensed to the Company have taken all necessary and desirable actions to maintain and protect the Proprietary Rights that are subject to licenses and other rights granted to the Company. All Proprietary Rights owned or used by the Company are registered with the appropriate registration authorities, are in compliance in all material respects with all legal requirements, and are valid and enforceable in all material respects. There have been no claims made against the Company asserting the invalidity, misuse, or unenforceability of any Proprietary Rights, and, to the Company's Knowledge, there are no grounds for the same. Within the 5 years prior to the date hereof, the Company has not received a notice that any of the Proprietary Rights owned or used by the Company conflict with the asserted rights of any Person. To the Company's Knowledge, the conduct of the Company's business has not infringed or misappropriated, and does not infringe or misappropriate, any Proprietary Rights owned or used by any other Person, nor would any future conduct as presently contemplated by the Company infringe any Proprietary Rights owned or used by any other Person. To the Company's Knowledge, the Proprietary Rights owned or used by the Company have not been infringed or misappropriated by any other Person, and are not being infringed or misappropriated by any other Person. All Proprietary Rights are free from all Liens and interests of all Affiliates, officers, directors, and employees of the Company.

     5.15 Litigation. Except as set forth on Schedule 5.15 or as disclosed in the Reports, there are no actions, suits, proceedings, orders, writs, injunctions, judgments, decrees, investigations, or claims, at law or in equity, or before or by any Person pending or, to the Company's Knowledge, threatened against or affecting: (a) this Agreement, any of the

Transaction Documents, or the transactions contemplated hereby or thereby; (b) the Company or any of its Subsidiaries that would have a Material Adverse Effect; (c) any of the Company's or any of its Subsidiaries' properties, rights, or assets that would have a Material Adverse Effect; or (d) any of the directors, officers, or employees of the Company or any of its Subsidiaries in their capacities as such. To the Company's Knowledge, there is no reasonable basis for any of the foregoing. All of the actions, suits, proceedings, orders, investigations, or claims pending or threatened against the Company or any of its Subsidiaries are fully covered by insurance policies (or other indemnification agreements with third parties) and are being defended by the insurers (or such third parties). Neither the Company nor any of its Subsidiaries is subject to any arbitration proceedings under collective bargaining agreements or otherwise or, to the Company's Knowledge, any proceedings, investigations, or inquiries before or by any Governmental Authority (including inquiries as to the qualification to hold or receive any license or permit) and, to the Company's Knowledge, there is no reasonable basis for any of the foregoing. The Company has not received any opinion or memorandum or legal advice from legal counsel to the effect that it is exposed to any obligation or liability that would reasonably be expected to have a Material Adverse Effect.

     5.16 Employees and ERISA.

          (a) Schedule 5.16 sets forth all plans and arrangements pursuant to which the Company is or will be obligated to make any payment to, or confer any benefit upon, any officer, director, employee, consultant, or agent of the Company as a result of, or in connection with, the execution or delivery of this Agreement or any of the Transaction Documents, or the performance of its obligations hereunder and thereunder, or any other transaction or transactions resulting in a change of control of the Company. Except as set forth on Schedule 5.16: (i) no officer, director, key employee, or group of employees of the Company has any plan to terminate his or her employment with the Company; (ii) since December 31, 2000, there has been no material change in compensation, by means of wages, salaries, bonuses, gratuities, or otherwise, to any officer, director, or key employee of Company, except for changes in compensation in the ordinary course of business; (iii) Company and each Subsidiary are, and have, for the last 5 years, fully complied with all laws, statues, rules, ordinances, and regulations relating to employment and employment practices, terms and conditions of employment, wages and hours, equal opportunity, collective bargaining, non-discrimination, and payment of social security; (iv) there is, and during the past 5 years there has been, no labor strike, material dispute, or work stoppage actually pending or threatened involving Company; and (v) none of the employees of Company is covered by any collective bargaining agreement, no collective bargaining agreement is currently being negotiated, and no attempt has been made during the past 5 years and no attempt is currently being made, to organize any of its employees to form or enter into any labor union or similar organization.

          (b) Neither the Company nor, to the Company's Knowledge, any of its employees is subject to any noncompete, nondisclosure, confidentiality, employment, consulting, or similar agreements relating to, affecting, or in conflict with, the present or proposed business activities of the Company, except for agreements between the Company and its present and former employees, all of which are set forth on Schedule 5.16.

          (c) Except as set forth on Schedule 5.16 or as disclosed in the Reports, the Company does not maintain or contribute to, has never maintained or contributed to, and to the Company's Knowledge, does not have, and has never had, any obligation to contribute to (or any other liability, including current or potential withdrawal liability, with respect to): (i) any "multiemployer plan" (as defined in Section 3(37) of ERISA ("Multiemployer Plans"); (ii) any plan or arrangement, irrespective of whether terminated, that provides medical, health, life insurance, or other welfare benefits for current or future terminated or retired employees (except for limited continued medical benefit coverage required to be provided under the Consolidated Omnibus Budget Reconciliation Act, as amended) ("Retiree Welfare Plans"); (iii) any employee plan or arrangement that is a tax-qualified "defined benefit plan" (as defined in Section 3(35) of ERISA), irrespective of whether terminated ("Pension Plans"); (iv) any employee plan or arrangement that is a tax-qualified "defined contribution plan" (as defined in Section 3(34) of ERISA), irrespective of whether terminated ("Profit Sharing Plans"); or (v) any plan or arrangement providing benefits to current or former employees, directors, consultants, or agents, including any bonus plan, plan for deferred compensation, incentive compensation plan, stock plan, unemployment compensation plan, vacation pay, severance pay, hospitalization program, or other arrangement, irrespective of whether terminated ("Other Plans").

          (d) With respect to the Multiemployer Plans, the Retiree Welfare Plans, the Pension Plans, the Profit Sharing Plans, and the Other Plans (collectively, "Plans"), to the Company's Knowledge, all required or recommended (in accordance with historical practices) payments, premiums, contributions, reimbursements, and accruals for all periods ending prior to, or as of, the Closing Date have been fully made or properly accrued on the Latest Balance Sheet. None of the Plans has any unfunded liabilities that are not reflected on the Financial Statements.

          (e) The Plans and all related trusts, insurance contracts, and funds have been maintained, funded, and administered in full compliance in all respects with the applicable provisions of ERISA, the Code, and all other applicable laws. Neither the Company nor any trustee or administrator of any Plan has engaged in any transaction with respect to the Plans that would subject the Company or any trustee or administrator or the Plans, or any Person dealing with any such Plan, nor does this Agreement, any of the Transaction Documents, or any of the transactions contemplated hereby or thereby, constitute transactions that would subject any Person, to either a civil penalty assessed pursuant to Section 502(i) of ERISA or the tax or penalty on prohibited transactions imposed by Section 4975 of the Code. No actions, suits, proceedings, orders, writs, injunctions, judgments, decrees, investigations, or claims with respect to the assets of the Plans (other than routine claims for benefits) are pending or, to the Company's Knowledge, threatened that could result in, or subject the Company to, any liability and there are no circumstances that would give rise to or be expected to give rise to any such actions, suits, proceedings, orders, writs, injunctions, judgments, decrees, investigations, or claims. The Pension Plan has not incurred any "accumulated funding deficiency" as such term is defined in Section 302 of ERISA or Section 412 of the Code, irrespective of whether waived. No reportable event within the meaning of
     Section 4043 of ERISA has occurred with respect to the Pension Plan. The Company is not a party in interest (as defined under Section 3(14) of ERISA) or a disqualified person (as defined in Section 4975(e)(2) of the Code) with respect to the Purchaser.

          (f) A favorable determination letter from the IRS has been received by the Company with respect to each of the Pension Plan and the Profit Sharing Plan that such plan is qualified under Section 401(a) of the Code (excluding requirements imposed by the Tax Reform Act of 1986), and there are no circumstances which would cause the Pension Plan or the Profit Sharing Plan to lose such qualified status.

          (g) The Company has provided the Purchaser with true, accurate, and complete copies of all documents pursuant to which the Plans are maintained and administered and the most recent annual reports (Form 5500 and attachments) for the Plans.

          (h) For purposes of this Section 5.16, the term "Company" includes all organizations under common control with the Company pursuant to Section 414(b) or (c) of the Code.

     5.17 Compliance with Laws; Licenses.

          (a) Except as would not reasonably be expected to have a material adverse effect on the assets, business, operations, prospects, or financial condition of the Company and its Subsidiaries taken as a whole: (i) neither the Company nor any of its Subsidiaries has violated any law, statute, rule, or regulation, and the Company has not received notice (whether oral or written) of any actual, alleged, potential violation of, or failure to comply with, any law, statute, rule, or regulation; and (ii) neither the Company nor any of its Subsidiaries is subject to any costs, expenses, or liability, or has reason to believe it may become subject to any such costs, expenses, or liability, under any federal, state, or local law, statute, rule, or regulation.

          (b) The Company and each of its Subsidiaries currently has, and has had since its date of incorporation all licenses, permits, consents, approvals, authorizations, qualifications, and certifications issued by any Governmental Authority as may be necessary to enable the Company and each of its Subsidiaries to own its properties, rights, and assets, and to conduct its business, except as would not have a Material Adverse Effect. Each such license, permit, consent, approval, authorization, qualification, and certification is valid and in full force and effect as of the date hereof, and none is subject to any limitation, restriction, prohibition, or other qualification, other than the laws, statutes, rules, or regulations under which they were issued. The Company and each of its Subsidiaries is in compliance with the terms and conditions of such licenses, permits, consents, approvals, authorizations, qualifications, and certifications. There is not pending or, to the Company's Knowledge, threatened any proceeding, inquiry, or investigation that could result in the termination, revocation, limitation, suspension, restriction, or impairment of any such license, permit, consent, approval, authorization, qualification, or certification.

     5.18 Environmental Matters. Except as provided on Schedule 5.18 or as disclosed in the Reports:

          (a) to the Company's Knowledge, the business and operations of the Company and each of its Subsidiaries are in full compliance with all Environmental Laws in effect as of the date hereof, and no condition exists or event has occurred which, with or without notice or the passage of time or both, would constitute a violation of, or give rise to any Lien under, any Environmental Law or would have a Material Adverse Effect;

          (b) the Company has not received any notice from any Governmental Authority or any other Person that any aspect of the business or operations of, or properties, rights, or facilities owned or used by, the Company or any of its Subsidiaries is in violation of any Environmental Law or Environmental Permit, or that any Person is responsible (or potentially responsible) for the cleanup or remediation of any materials, waste, or substances at any location;

          (c) to the Company's Knowledge, no condition has existed or event has occurred with respect to any present or former property, right, or facility that is or was at any time owned by the Company, any predecessor to the Company, or any Person that is or was an Affiliate of the Company which, with or without notice or the passage of time or both, would give rise to any present or future liability of the Company pursuant to any Environmental Law; and

          (d) there are no, and neither the Company nor, to the Company's Knowledge, any of its Subsidiaries has at any time manufactured, processed, generated, distributed, used, treated, stored, disposed, cleaned-up, transported, or handled, any Hazardous Substances in, on, beneath, adjacent to, or at any property, asset, or facility is or was at any time owned or used by the Company or, to the Company's Knowledge, any of its Subsidiaries.

     5.19 Customers and Suppliers.

          (a) Schedule 5.19 lists the 20 largest customers of the Company (on a consolidated basis) for each of the 2 most recent fiscal years and sets forth opposite the name of each such customer the dollar amount of consolidated net sales attributable to such customer. Schedule 5.19 also lists any additional current customers that the Company anticipates will be among the 20 largest customers for the current fiscal year.

          (b) Since December 31, 2000, no material supplier of the Company has indicated that it will stop, or materially decrease the rate of, supplying materials, products, or services to the Company, and no customer listed on
     Schedule 5.19 has indicated that it will stop, or materially decrease the rate of, buying materials, products, or services from the Company.

     5.20 Insurance. All insurance policies held by the Company are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid (or shall be paid by the Company prior to the due dates therefor), and no notice (either oral or written) of cancellation, termination, or non-renewal has been received with respect to any such policy. The Company and each of its Subsidiaries currently carries insurance policies in such types and amounts fully covering the activities and risks of the Company and each of its Subsidiaries. Such insurance policies are in such amounts and provide coverage that is reasonable in light of the business, operations, and properties of the Company and each of its Subsidiaries. Except as set forth on Schedule 5.20, the Company has not been refused any insurance with respect to the assets or operations of the Company, and its coverage with respect thereto has not been limited by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance. To the Knowledge of the Company, except as set forth in Schedule 5.20, there are no outstanding requirements or recommendations made by, or on behalf of, any insurance company that issued a policy with respect to the Company's assets or operations requiring or recommending the taking of any action with respect to such assets or operations.

     5.21 Projections and Pro Forma Financial Statements.

          (a) Attached hereto as Schedule 5.21 is a true, accurate, and complete copy of the latest projections ("Projections") of the consolidated income and cash flows of the Company and all of its Subsidiaries for the fiscal year ending December 31, 2001. The Projections are based on underlying assumptions of the Company that provide a reasonable basis for the projections contained therein. The Projections have been prepared on the basis of the assumptions set forth therein, which the Company reasonably believes are fair and reasonable in light of the historical financial performance of the Company and of current and reasonably foreseeable business conditions.

          (b) The latest pro forma balance sheet of the Company delivered by the Company to the Purchaser is true, accurate, and complete in all material respects and presents fairly the financial condition and results of operation of the Company as of the date set forth therein as if the transactions contemplated by this Agreement had occurred immediately prior to such date, and such balance sheet contains all pro forma adjustments necessary in order to reflect fairly such assumption.

     5.22 Governmental Consents. No permit, consent, approval, or authorization of, or declaration to, or filing with, any Governmental Authority is required in connection with the execution and delivery by the Company of this Agreement or any of the Transaction Documents, or the consummation by the Company of the transactions contemplated hereby or thereby, except: (a) as expressly contemplated by this Agreement; and (b) applicable state securities laws and Regulation D of the Securities Act.

     5.23 Affiliated Transactions. No officer, director, or stockholder of the Company or any Person related by blood or marriage to any such Person, is a party to any contract, agreement, arrangement, commitment, or transaction with the Company or has any interest in any property, right, or asset owned or used by the Company, except: (a) as disclosed on Schedule 5.23, as disclosed in the Reports, or as otherwise contemplated by this Agreement; and (b) standard employee benefits made generally available to all employees. All of such contracts, agreements, arrangements, commitments, and transactions are on terms that are no less favorable to the Company than the terms that could be obtained from an unrelated third party.

     5.24 Brokers. The Company does not have any oral or written contract, agreements, arrangements, or understanding with any broker, finder, or intermediary in connection with this Agreement, the Transaction Documents, or the transactions contemplated hereby or thereby, and it is not committed to pay and brokers' or finder's fee or any similar fees in connection with this Agreement, the Transaction Documents, or the transactions contemplated hereby or thereby.

     5.25 Takeover Statutes; Charter and Bylaw Provisions. The Board of Directors of the Company has taken all appropriate and necessary actions to exempt this Agreement, the Transaction Documents, and transactions contemplated hereby and thereby from the restrictions of Section 203 of the General Corporation Law of the State of Delaware. No other "control share acquisition," "fair share," "moratorium" or other anti-takeover laws or regulations enacted under U.S. state or federal laws (each a "Takeover Statue") apply to this Agreement, the Transaction Documents, or any of the transactions contemplated hereby or thereby. The Company is not a party to, nor has the Board of Directors of the Company adopted or approved, any "poison pill," rights plan, or similar arrangement that would be initiated, triggered, or affected by the execution and delivery of this Agreement or the Transaction Documents, or consummation of the transactions contemplated hereby or thereby.

     5.26 Disclosure. None of this Agreement, the Transaction Documents, nor any of the schedules, exhibits, attachments, written statements, documents, certificates, or other items prepared or supplied to the Purchaser by, or on behalf of, the Company with respect to the transactions contemplated hereby contain any untrue statement of a material fact or omit a material fact necessary to make each statement contained herein or therein not misleading. There is no fact that the Company has not disclosed to the Purchaser in writing and of which any of its officers, directors, or management has knowledge and which has had or would reasonably be anticipated to have a Material Adverse Effect.

     Section 6. Representations and Warranties of the Purchaser. As a material inducement to the Company to enter into this Agreement and sell the Preferred Stock, the Purchaser hereby represents and warrants that the statements contained in this Section 6 are true, accurate, and complete as of the date of this Agreement and will be true, accurate, and complete as of the Closing Date (as though then made and as though the Closing Date were substituted for the date of this Agreement throughout this section).

     6.1 Organization and Corporate Power. The Purchaser is a corporation, duly organized, validly existing, and in good standing under the laws of the State of Illinois. The Purchaser has all requisite corporate or other equivalent power and authority and all material licenses, permits, consents, approvals, and authorizations necessary to execute and deliver this Agreement and all Transaction Documents to which the Purchaser is a party, and to perform its obligations hereunder and thereunder.

     6.2 Authorization; No Breach. The execution and delivery of this Agreement and all Transaction Documents to which the Purchaser is a party, and the performance by the Purchaser of its obligations hereunder and thereunder, have been duly authorized by the Purchaser. This Agreement and the Transaction Documents to which the Purchaser is or may become a party (upon execution and delivery thereof by each party thereto) each constitutes or will constitute a valid and binding obligation of such Purchaser, enforceable in accordance with its terms.

     6.3 Purchaser's Investment Representations. The Purchaser understands that neither the Preferred Stock nor the Underlying Common Stock have been or will be registered under the Securities Act. The Purchaser also understands that the Preferred Stock is being offered, issued, and sold pursuant to an exemption from registration contained in the Securities Act based in part upon the Purchaser's representations contained in this Agreement. The Purchaser hereby represents and warrants as follows:

          (a) Purchaser is acquiring the Preferred Stock and the Underlying Common Stock for Purchaser's own account for investment only, and not with a view towards their distribution.

          (b) Purchaser acknowledges and agrees that the Preferred Stock, and, if issued, the Underlying Common Stock must be held indefinitely unless it is subsequently registered under the Securities Act or an exemption from such registration is available. Purchaser also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow Purchaser to transfer all or any portion of the Preferred Stock or the Underlying Common Stock under the circumstances, in the amounts, or at the times Purchaser might propose.

     6.4 Brokers. The Purchaser does not have any oral or written contract, agreements, arrangements, or understanding with any broker, finder, or intermediary in connection with this Agreement, the Transaction Documents, or the transactions contemplated hereby or thereby, and the Purchaser is not committed to pay and brokers' or finder's fee or any similar fees in connection with this Agreement, the Transaction Documents, or the transactions contemplated hereby or thereby.

     Section 7. Miscellaneous.

     7.1 Expenses. On the Closing Date, the Company agrees to pay: (a) fifty percent (50%) of the legal, accounting, and other reasonable out-of-pocket fees and expenses of the Purchaser arising in connection with this Agreement, the Transaction Documents, and the consummation of the transactions contemplated hereby and thereby; (b) stamp and other taxes assessed in the United States that may be payable in respect of the execution and delivery of this Agreement or the issuance and delivery of any shares of Preferred Stock or Underlying Common Stock; (c) the reasonable fees and expenses incurred by the Purchaser in connection with any action, suit, proceeding, order, investigation or claim, against or affecting the Company as to which any such Person or its representatives or agents are requested or required to comply with discovery requests, attend depositions, or provide written or oral testimony; (d) the reasonable fees and expenses incurred by the Purchaser with respect to the enforcement of any rights granted under this Agreement or the Transaction Documents; and (e) the reasonable fees and expenses incurred by the Purchaser in any filing with any Governmental Authority with respect to the Company or its investment in the Company.

     7.2 Consent to Amendments. Except as otherwise expressly provided herein, the provisions of this Agreement may be amended only by a written instrument signed by the Company and the Purchaser. No other course of dealing between the Company and the

Purchaser or any delay in exercising any rights hereunder, under the Certificate of Incorporation, or otherwise will operate as a waiver of any rights of the Purchaser. The failure of any party to enforce any of the provisions of this Agreement shall not be construed as a waiver of such provisions and will not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms. For purposes of this Agreement, shares of Underlying Common Stock held by the Company will not be deemed to be outstanding.

     7.3 Survival and Indemnification.

          (a) All of the covenants, agreements, and indemnification obligations contained in this Agreement, and the representations and warranties set forth in Sections 5.1, 5.2, 5.3, and 5.4, and 6.1, 6.2, and 6.3 shall survive the Closing forever; (ii) the representations and warranties set forth in Section 5.12 shall survive the Closing until the date that is 60 days after the expiration of the applicable statute of limitations; (iii) the representations and warranties set forth in Section 5.5 shall survive the Closing until the expiration of the applicable statute of limitations set forth in Section 18(c) of the Securities Exchange Act; and (iv) all other representations and warranties shall survive the Closing for a period of 18 months following the Closing. The representations and warranties of the parties shall in no way be affected by any investigation made by, or on behalf of, any other party hereto.

          (b) The Company hereby agrees to indemnify and hold harmless the Purchaser and its Affiliates and each of their respective stockholders, directors, officers, employees, and agents from and against any and all claims, expenses (including reasonable attorney's fees and expenses), losses, fines, and other damages suffered or incurred by any such party and arising out of, relating to, or in connection with: (i) the failure of any representation or warranty made by the Company in this Agreement to be true, accurate, and complete as of the date when made; or (ii) the failure by the Company to perform and comply with any covenant or agreement contained in this Agreement or any of the Transaction Documents. Notwithstanding anything to the contrary herein, the Company shall not be obligated to indemnify any Person hereunder unless the aggregate amount of all Losses giving rise to the claim for indemnification exceeds $100,000, in which event, the Persons entitled to indemnification hereunder shall recover the entire amount of all such Losses from the first dollar (regardless of such threshold); provided, however, that the aggregate indemnification liability of the Company hereunder shall not exceed an amount equal to the Aggregate Purchase Price plus all reasonable attorney's fees and the costs and expenses incurred in connection with the enforcement of the indemnity provisions of this Agreement; provided further, however, that no monetary threshold or limitation set forth in this section shall apply in the event of fraud or intentional misrepresentation by, or on behalf of, the Company.

          (c) The Purchaser hereby agrees to indemnify and hold harmless the Company and its Affiliates and each of their respective stockholders, directors, officers, employees, and agents from and against any and all claims, expenses (including reasonable attorney's fees and expenses), losses, fines, and other damages suffered or incurred by any such party and arising out of, relating to, or in connection with: (i) the failure of any representation or warranty made by the Purchaser in this Agreement to be true, accurate, and complete as of the date when made; or (ii) the failure by the Purchaser to perform and comply with any covenant or agreement contained in this Agreement or any of the Transaction Documents to which the Purchaser is a party. Notwithstanding anything to the contrary herein, the Purchaser shall not be obligated to indemnify any Person hereunder unless the aggregate amount of all Losses giving rise to the claim for indemnification exceeds $100,000, in which event, the Persons entitled to indemnification hereunder shall recover the entire amount of all such Losses from the first dollar (regardless of such threshold); provided, however, that the aggregate indemnification liability of the Purchaser hereunder shall not exceed an amount equal to the Aggregate Purchase Price plus all reasonable attorney's fees and the costs and expenses incurred in connection with the enforcement of the indemnity provisions of this Agreement; provided further, however, that no monetary threshold or limitation set forth in this section shall apply in the event of fraud or intentional misrepresentation by, or on behalf of, the Purchaser.

          (d) The indemnity rights set forth in this section shall be the exclusive remedies of the parties for any claims, expenses, losses, fines, and other damages giving rise to a claim for indemnification hereunder, except in the event of fraud or intentional misrepresentation by, or on behalf of, the indemnifying party hereunder. Notwithstanding the foregoing, nothing in this Agreement shall limit in any manner the availability of equitable relief, including, without limitation, specific performance and injunctive relief, to which a party may otherwise be entitled.

          (e) Matters disclosed pursuant to one section of the Schedules attached hereto shall be deemed disclosed for all purposes of the Schedules, but only if sufficient facts are set forth therein so that the purpose for which disclosure is being made is clear.

     7.4 Successors and Assigns. The Company may not assign any of its rights or delegate any of its duties hereunder without the prior written consent of the Purchaser pursuant to this Agreement. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by, or on behalf of, any of the parties hereto will bind and inure to the benefit of the respective successors and assigns of the parties hereto irrespective of whether so expressed.

     7.5 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by, or invalid under, applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

     7.6 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same Agreement.

     7.7 Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

     7.8 Notices. Any notice, request, instruction, or other document to be given hereunder shall be in writing and shall be deemed to have been given: (a) two days after receipt, if sent by courier; (b) upon receipt, if given in person; (c) on the date of transmission, if sent by telex, facsimile, or other wire transmission; or (d) five days after being deposited in the mail, certified or registered mail, postage prepaid, as follows:

         If to the Company:

                  Universal Automotive Industries, Inc.
                  11859 South Central Avenue
                  Alsip, Illinois  60803
                  Attn:  Arvin Scott
                  Facsimile:  708-489-1544

         With a copy (which will not constitute notice) to:

                  Shefsky & Froelich, Ltd.
                  444 North Michigan Avenue
                  Chicago, Illinois  60611
                  Attn:  Mitchell Goldsmith
                  Facsimile:  312-527-3194

         If to the Purchaser:

                  Venture Equities Management, Inc.
                  1226 Michael Drive, Suite B-1
                  Wood Dale, Illinois  60191
                  Attn:  Pin Ni
                  Facsimile:  630-595-9088

         A copy of each notice to the Purchaser shall be provided (which will not constitute notice) to:

                  Barack Ferrazzano Kirschbaum Perlman & Nagelberg 333 West Wacker Drive, Suite 2700
                  Chicago, Illinois  60606
                  Attn:  Alexander Lourie
                  Facsimile:  312-984-3150

or to such other address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party.

     7.9 Press Releases and Announcements. No party hereto will issue any press release or announcement disclosing the Purchaser's name or its identity as an investor in the Company or relating to the subject matter of this Agreement, without the prior written approval of all other parties hereto; provided that a party may make any public disclosure it believes in good faith is required by law, statute, rule, or regulation (in which case the disclosing party will advise the other parties hereto prior to making the disclosure). Notwithstanding the foregoing, Purchaser and its Affiliates shall be permitted to announce publicly in the Peoples Republic of China (at such times and in such media or otherwise, as determined in the sole and absolute discretion of the Purchaser) that the Company is a "Wanxiang Group Company." Additionally, the Company will cause that its employees to, in the Peoples Republic of China, at all times use business cards that contain a "Wanxiang" logo or trademark and that describe the Company as a "Wanxiang Group Company."

     7.10 No Third-Party Beneficiaries. This Agreement will not confer any rights or remedies upon any Person other than the Company, the Purchaser, and their respective successors and permitted assigns.

     7.11 No Partnership. Nothing contained in this Agreement or any other document contemplated hereby shall be deemed to constitute a partnership between the Purchaser and the Company.

     7.12 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the parties and supersedes all prior understandings, agreements, arrangements, or representations by or among the parties, written or oral, that may have related in any manner to the subject matter hereof, including, without limitation, that certain Letter of Intent by and between the Company and Wanxiang America Corporation, as amended.

     7.13 Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. Any reference to any federal, state, local, or foreign statute or law, statute, rule, or regulation will be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The use of the words "including" means "including without limitation." All references to sections, exhibits, and schedules are to sections, exhibits, and schedules to this Agreement. All words used in this Agreement shall be construed to be of such gender or number as the circumstances require.

     7.14 Incorporation of Exhibits and Schedules. The exhibits and schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

     7.15 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of the State of Illinois, without regard to the conflicts of laws principles thereof.

     7.16 Submission to Jurisdiction. Each of the parties to this Agreement submits to the jurisdiction of any state or federal court sitting in Chicago, Illinois, in any action or proceeding arising out of, or relating to, this Agreement, agrees that all claims in respect of the action or proceeding may be heard and determined in any such court, and agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties to this Agreement waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto.

     7.17 Further Assurances. Each of the parties hereto shall take any and all actions, and shall execute and deliver any and all documents and instruments, that shall be necessary or appropriate to give full force and effect to this Agreement, the Transaction Documents, and the transactions contemplated hereby and thereby.

     7.18 Waiver of Jury Trial. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON, AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER THIS AGREEMENT.



                                    * * * * *

     IN WITNESS WHEREOF, the parties hereto have executed this Purchase Agreement as of the date first written above.



Universal Automotive Industries, INC.

By:  /s/ ARVIN SCOTT
     -----------------------------
Its: President CEO
     -----------------------------

VENTURE EQUITIES MANAGEMENT, INC.

By:  /s/ ZEMIN XU
     -----------------------------
Its: Vice President
     -----------------------------